                                                                   Exhibit 4.1.5
                                                                [Filed #C9723-99
                                                                     APR 27 2001
                                                                IN THE OFFICE OF
                                                                 /s/ DEAN HELLER
                                                 DEAN HELLER SECRETARY OF STATE]


       AMENDED CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RIGHTS
                                     OF THE
                      CONVERTIBLE PREFERRED STOCK, Series B
                                       OF
                                 INFOTOPIA, INC.


           The undersigned, being the Vice President of Operations of Infotopia, Inc., a corporation organized under the laws of the State of Nevada (hereinafter referred to as the "Company"), does hereby certify, pursuant to the provisions of NRS 78.195, that the following resolution has been duly adopted by the Board of Directors of the Company:

           RESOLVED, that pursuant to the authority expressly granted to, and vested in, the Board of Directors of the Company, by the provisions of the Company's Amended and Restated Articles of Incorporation (as the same may have been amended from time to time, the "Charter"), there is hereby created, out of the 10,000,000 shares of preferred stock of the Company authorized in Article III of the Charter, a series of 6,100,000 shares (the "Preferred Stock"), which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions, in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Charter which are applicable to the Preferred Stock:

1. Designation. The designation of the said series of Preferred Stock shall be the "Convertible Preferred Stock, Series B" (the "Series B Preferred").

2. Number of Shares; Par Value and Stated Capital. The number of shares of Series B Preferred shall be limited to 6,100,000. The shares of Series B Preferred shall be issued as full shares, and shall have both a par value and a stated value of $.001 per share.

3. Dividends. There are no dividend rights applicable to the shares of Series B Preferred.

4. Liquidation. There are no liquidation preferences applicable to the shares of Series B Preferred.

5.         Voting. The shares of Series B Preferred shall have voting rights.
           For voting purposes, such series shall be considered part of the Common Shares and shall vote with the common stock, rather than as a separate series of preferred stock. Each share of Series B Preferred shall have twenty votes per share.

6. Conversion. Each share of Series B Preferred shall be convertible into twenty (20) shares of the Company's common stock at a price per share equal to the lesser of: (a) a 30% discount from the closing bid price on the date of the issuance of the Series B Preferred, or (b) a 30% discount from the lowest closing bid price during the twenty (20) trading days immediately prior to the conversion. The exercise of the conversion privilege shall be subject to such additional regulations, not inconsistent with the foregoing provisions of this paragraph, as may from time to time be adopted by the Board of Directors of the Company. All shares of the common stock of the Company issued upon the conversion of the Series B Preferred shall be validly issued and outstanding, fully paid and non-assessable. All certificates for shares of Series B Preferred surrendered for conversion as provided herein shall be cancelled and retired, and no further shares of Series B Preferred shall be issued in lieu thereof.

7. No Preemptive Rights. No holder of any shares of Series B Preferred, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

8. No shares of Series B Preferred have been issued prior to the date hereof.

           IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned Vice President, and attested to by its Secretary, this 26 day of April, 2001.



                                                  INFOTOPIA, INC.
ATTEST:

/s/ Marek A. Lozowicki
------------------------                          By: /s/ Alan Ricks
Marek Lozowicki                                      ---------------------
Secretary                                            Alan Ricks, Vice President

           STATE OF   Ohio                  :
                   --------------     : SS
           COUNTY OF Mahoney                :
                   -------------

                                 ACKNOWLEDGMENT


           Personally appeared before me, a notary public in and for said County and State, Alan Ricks, known to me or duly proved to me, who stated that he was the Vice President of Operations of Infotopia, Inc., a Nevada corporation, and he acknowledged that he had executed the Certificate of Designation on behalf of such corporation for the purposes stated therein.


                                                         /s/ Eunice M. Duff
                                                         ----------------------
                                                         Eunice M. Duff

                                                                [EUNICE M. DUFF
                                                                 NOTARY PUBLIC,
                                                                  STATE OF OHIO
                                                         COMM. EXPIRES 10-29-04
                                                            NOTARY PUBLIC SEAL]

                                [STATE OF NEVADA
                               Secretary of State
                     I hereby certify that this is true and
                   complete copy of the document as filed in
                                  this office.

                                  APR 30 2001

                                /s/ Dean Heller
                                  Dean Heller

                           By: /s/ ML Barnez
                               ---------------------]